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                                                                    Exhibit 12.1

                     E. I. DU PONT DE NEMOURS AND COMPANY

                                   PRO FORMA

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

              Ratio of earnings to fixed charges on a continuing operations basis reflecting interest allocations to
          Conoco Inc., which is reported as discontinued operations.

                                                                           Years Ended December 31
                                                        -------------------------------------------------------------
                                                          1998          1997          1996         1995        1994
                                                        ---------     ---------     ---------     -------     -------
Income from Continuing Operations Before
  Extraordinary Item ..............................     $1,648        $1,432        $2,931        $2,858      $2,205
Provision for Income Taxes ........................        941         1,354         1,416         1,432       1,164
Minority Interests in Earnings of Consolidated
  Subsidiaries ....................................         24            43            40            29          15
Adjustment for Companies Accounted for
  by the Equity Method ............................        (39)          936(a)         82           126         (33)
Capitalized Interest ..............................       (120)          (80)          (70)          (76)        (83)
Amortization of Capitalized Interest ..............         65(b)         82(b)        127(b)         81          77
                                                        ------        ------        ------        ------      ------
                                                         2,519         3,767         4,526         4,450       3,345
                                                        ------        ------        ------        ------      ------
Fixed Charges:
  Interest and Debt Expense(c) ....................        520           389           409           449         343
  Capitalized Interest ............................        120            80            70            76          83
  Rental Expense Representative of Interest
    Factor ........................................         71            83            80            80          83
                                                        ------        ------        ------        ------      ------
                                                           711           552           559           605         509
                                                        ------        ------        ------        ------      ------
Total Adjusted Earnings Available for Payment of
  Fixed Charges .................................       $3,230        $4,319        $5,085        $5,055      $3,854
                                                        ======        ======        ======        ======      ======
Number of Times Fixed Charges are Earned(c) .....          4.5           7.8           9.1           8.4         7.6
                                                        ======        ======        ======        ======      ======

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(a) Includes write-off of Purchased In-Process Research and Development associated with acquisition of 20% interest in Pioneer Hi-Bred International, Inc.
(b) Includes write-off of capitalized interest associated with divested businesses.
(c) Excludes interest and debt expense which has been allocated to discontinued operations.